SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement ("**Agreement**"), effective as of the date of the last signature hereto ("**Effective Date**"), is made

Between

Ospedale San Raffaele S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 07636600962, duly represented for the purposes hereof by its Chief Executive Officer, Mrs. Elena Angela Maria Bottinelli ("**Institution**")

- on the one side -

and

Genenta Science S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 08738490963, duly represented for the purposes hereof by its Chief Executive Officer, Mr. Pierluigi Paracchi ("**Sponsor**")

- on the other side -

(OSR and Genenta shall be, collectively but not jointly, defined as the "**Parties**" and, severally, a "**Party**").

WHEREAS:

a) OSR and Genenta are parties to that certain license agreement executed by and between the parties on December 15, 2014, as amended by Amendment No.1 dated March 16, 2017 ("**Amendment No.1**"), by Amendment No.2 dated February 1, 2019 ("**Amendment No.2**") and by Amendment No.3 dated December 23, 2020 ("**Amendment No.3**"; such agreement, as amended, is hereinafter referred to as "**License Agreement**"), as well as to the Scientific Collaboration Agreement dated December 15, 2014 (such agreement, as amended, the "**Collaboration Agreement**");

b) In accordance with Amendment No.3, Sponsor desires to fund the research activities related to certain research projects conducted at Institution, namely:

   - exploratory studies towards acquiring additional evidence for biological activity of Temferon ("**Research Project 1**" or "**RP1**") and
   - studies aimed at detecting Temferon-expressing TEMs/myeloid cells in GBM and exploring combination between Temferon and GBM-targeting CAR T cells ("**Research Project 2**" or "**RP2**")

in accordance with the terms and conditions of this Agreement; and

c) The research projects mentioned above are of mutual interest to Sponsor and Institution, also in relation to the scope of the rights and licenses granted to Genenta under the License Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

AGREEMENT

1 DEFINITIONS

1.1 **"Affiliate"** means, with respect to any person or entity, any other person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity, during the term of such control. A person or entity will be deemed to be "controlled" by any other person or entity if such other person or entity (a) possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether by contract or otherwise, (b) has direct or indirect ownership of fifty percent (50%) or more (in the aggregate) of the voting power of all outstanding shares entitled to vote at a general election of directors of the person or entity or (c) has direct or indirect ownership of fifty percent (50%) or more of the equity interests in a partnership or a limited liability company.

1.2 **"Agreement"** has the meaning set forth in the preamble.

1.3 **"Competing Product"** has the meaning set forth in the License Agreement.

1.4 **"Competing Product Option Period"** has the meaning set forth in the License Agreement.

1.5 **"Confidential Information"** has the meaning set forth in Section 6.1.

1.6 **"Disclosing Party"** has the meaning set forth in Section 6.1.

1.7 **"Effective Date"** has the meaning set forth in the preamble.

1.8 **"Field of Use"** has the meaning set forth in the License Agreement, subject to possible restrictions pursuant to Section 10.4 of the License Agreement.

1.9 **"Institution"** has the meaning set forth in the preamble.

1.10 **"Institution Background IP"** means such intellectual property rights (i) owned by Institution as at the Effective Date and/or (ii) related to results generated by or on behalf of the Institution following to the Effective Date other than in the performance of the Sponsored Research.

1.11 **"Institution Inventions"** means all Inventions conceived, made, created, developed during the Term, in the performance of the Sponsored Research.

1.12 "**Invention**" means any discovery, invention, creation, improvement or modification, whether or not patentable, including, but not limited to, processes, methods, formulas, technical information, materials, compositions, formulas, biological materials, assays, compounds, techniques, computer software and documentation, data and know-how, together with any patent, copyright or other intellectual property rights therein.

1.13 "**Licensed Competing Product**" shall mean those Competing Product in relation to which, prior to the exercise of the Option granted to Sponsor under Section 5 of this Agreement, Sponsor has exercised the Competing Product Option pursuant to the License Agreement.

1.14 "**Licensed Product**" has the meaning set forth in the License Agreement.

1.15 "**Negotiation Period**" has the meaning set forth in Section 5.4.

1.16 "**Option**" has the meaning set forth in Section 5.4.

1.17 "**Option Notice**" has the meaning set forth in Section 5.4.

1.18 "**Option Period**" shall mean the term starting on the Effective Date of this Agreement and ending upon the earlier to occur of (i) the expiry of the Competing Product Option Period according to the License Agreement and (ii) the earlier termination of the License Agreement.

1.19 "**OSR Product Improvements**" has the meaning set forth in the License Agreement.

1.20 "**Party**" and "**Parties**" have the meaning set forth in the preamble.

1.21 "**Principal Investigator**" has the meaning set forth in Section 2.3.

1.22 "**Publication**" has the meaning set forth in Section 6.5.

1.23 "**Receiving Party**" has the meaning set forth in Section 6.1.

1.24 "**Research Plan**" means each research plan set forth in Exhibit A in relation to RP1 and to RP2.

1.25 "**Research Project 1**" and "**Research Project 1**" shall have the meaning set forth in the preamble.

1.26 "**Research Results**" means all data and information generated in the performance of the Sponsored Research and any research reports furnished to Sponsor under this Agreement, including Institution Inventions, descriptions of experiments conducted under the Research Plans and corresponding analyses and conclusions.

1.27 "**Rules**" has the meaning set forth in Section 9.2.

1.28 "**Sponsor**" has the meaning set forth in the preamble.

1.29 "**Sponsored Research**" means the set of activities described in the Research Plan related to RP1 ("**Sponsored Research 1**") and the set of activities described in the Research Plan related to RP2 ("**Sponsored Research 2**").

1.30 "**Term**" has the meaning set forth in Section 8.1.

2 SPONSORED RESEARCH

2.1 Institution shall perform the Sponsored Research 1 and the Sponsored Research 2 in accordance with the applicable Research Plan and the terms and conditions of this Agreement. The Parties agree that Institution after consultation with Sponsor shall be entitled to subcontract the performance of the activities under the Research Plans to third parties.

2.2 Each Research Plan may be modified only upon mutual written agreement of Sponsor and Institution.

2.3 Institution principal investigators shall be

- [redacted] in relation to the RP1;
- [redacted] in relation to the RP2,

(jointly the "**Principal Investigators**" and severally "**Principal Investigator**"), who shall supervise, respectively, the Sponsored Research 1 and the Sponsored Research 2. In the event that a Principal Investigator becomes unavailable to Institution for any reason, Institution shall be entitled to designate another member of its faculty who is reasonably acceptable to Sponsor to serve as Principal Investigator of the applicable Sponsored Research. If a substitute Principal Investigator has not been designated within sixty (60) days after the Principal Investigator has ceased its services under this Agreement, Sponsor may terminate this Agreement solely as related to the applicable Sponsored Research upon written notice thereof to Institution, subject to the provisions of Section 8 (and provided that Institution shall in no event be held liable to Sponsor for such termination).

3 FUNDING AND PAYMENT

3.1 In relation to the conduct of the Sponsored Research, Sponsor shall pay to Institution an amount equal to Euro [redacted] as set forth in the payment schedule attached hereto as Exhibit B. Exhibit B further identifies the portion of such amount which is allocated to Sponsored Research 1 and to Sponsored Research 2. Amounts paid by Sponsor to Institution pursuant to Exhibit B shall be paid in Euros. The amounts mentioned under Exhibit B are exclusive of VAT, which shall be added to all payments as applicable.

3.2 If at any time Institution determines that it will require additional funds for the Sponsored Research, it shall notify Sponsor and provide an estimate of the additional costs for completing the Sponsored Research and the Parties shall in

good faith negotiate an amendment to the Research Plan in the event that such increase of the budget is agreed upon by the Parties in accordance with Section 2.2.

3.3 Without prejudice to Section 8.2 below, any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest at a rate equal to the thirty (30) day Euribor rate, divisor 365, effective for the date that the payment was due, we reported by "Il Sole 24 Ore" plus [redacted].

3.4 All payments set forth by this Agreement shall be made through bank transfer to the bank account indicated by Institution in writing.

4 RECORDS, RESEARCH RESULTS AND REPORTS

4.1 During the 30 days from the expiry of each four (4) month period after the Effective Date, Institution shall deliver to Sponsor a written summary (including in the form of a power point presentation) of the activities conducted under each Research Project (i.e., for the avoidance of doubt, a written summary related to the RP1 and a written summary related to the RP 2) and all Research Results obtained during the applicable reporting period in relation to the applicable Research Plan. Sponsor shall be entitled to have visibility of the raw data on which the summary reports will be based. Within sixty (60) days after completion of the applicable Research Project or earlier termination of this Agreement, Institution shall submit to Sponsor comprehensive final reports containing all Research Results related to the applicable Research Plan and detailing all activities conducted in connection with the Sponsored Research.

4.2 Institution and Principal Investigators shall be entitled to publicly disclose the Research Results and/or any information contained in the reports provided pursuant to Section 4.1, subject however to Section 6.

5 INTELLECTUAL PROPERTY

5.1 Institution shall be the owner of and shall retain all right, title and interest to the Institution Background IP. Institution shall furthermore be the owner, jointly with Fondazione Telethon, in their quality as joint venturers in SR-Tiget, of the Research Results (including all intellectual property rights related thereto), subject however to Section 5.4.

5.2 Institution shall promptly notify Sponsor of any Institution Invention, which notice shall include a detailed written description (including copies of written invention disclosures received by Institution) of all such Inventions.

5.3 As between the Parties, Institution shall have the right to file, prosecute and maintain patent applications on such Institution Inventions. Institution will consult with, and reasonably consider in good faith comments provided by, Sponsor on patent applications for Institution Inventions. Sponsor shall reimburse Institution within forty-five (45) days after receipt of invoice for all documented, reasonable, out-of-pocket costs and expenses incurred by Institution in connection with the filing, prosecution and defence of the patent applications and maintenance of the patents on Institution Inventions. Notwithstanding the foregoing, if no Option is exercised during the Option Period (or no license agreement is executed within the applicable Negotiation Period in relation to the

applicable Institution Invention following to the exercise of the Option in relation to the applicable Institution Invention following to the exercise of the Option in relation to the applicable Institution Invention following to the exercise of the Option in relation to the applicable Institution Invention), Sponsor shall have no further obligation to reimburse Institution's costs and expenses under this Section 5.3 (or shall have no further obligation to reimburse such costs and expenses limited to the applicable Institution Invention in the event that no license agreement is executed within the applicable Negotiation Period following to the exercise of the Option in relation to the applicable Institution Invention), to the extent that such costs and expenses are incurred after the expiry of the Option Period (or after the expiry of the Negotiation Period in the event that no license agreement is executed within the applicable Negotiation Period following to the exercise of the Option in relation to the applicable Institution Invention).

5.4 Without prejudice to the rights granted to Genenta under the License Agreement in relation to the OSR Product Improvements, Institution hereby grants to Sponsor an option ("**Option**") to negotiate either an exclusive or non-exclusive, royalty-bearing, non-transferrable, world-wide license, on commercially reasonable terms, under the Institution Inventions to research, develop, make, have made, use, offer for sale, sell and import any Licensed Product and/or Licensed Competing Product limited to the Field of Use. Sponsor may exercise such option with respect to any Institution Inventions by providing to Institution written notice thereof ("**Option Notice**") at any time during the Option Period; provided that such Option Notice shall mention (i) whether Sponsor is interested in an exclusive or a non-exclusive license, as well as (ii) the indications within the Field of Use and the applicable Licensed Product(s) and/or Licensed Competing Product(s) in relation to which Sponsor is interested to start negotiations in accordance with Section 5.5.

5.5 For up to three (3) months after Institution receives such Option Notice (the "**Negotiation Period**"), Institution and Sponsor will negotiate in good faith the terms of a license agreement to the Institution Inventions under which Institution would grant to Sponsor an exclusive or non-exclusive license (as set forth in the Option Notice) in relation to such Licensed Products(s) and/or Licensed Competing Products(s) and such indication(s) within the Field of Use as set forth in the Option Notice.

5.6 Institution shall have no further obligation to Sponsor in accordance with Sections 5.4 and 5.5 in relation to the applicable Institution Invention in the event that Sponsor and Institute fail to execute a License Agreement during the Negotiation Period.

5.7 For the sake of clarity, nothing in this Agreement shall be intended as a grant by Institution to Sponsor of any rights or licenses in Institution Background IP. All rights not expressly granted by a Party under this Agreement are reserved by such Party and may be used by such Party for any purpose.

6 CONFIDENTIALITY, PUBLICATION, USE OF NAMES

6.1 As used herein, the term "**Confidential Information**" includes, without limitation, the terms of this Agreement and any technical, scientific, business or other information that may be disclosed by one Party (the "**Disclosing Party**") to the other Party (the "**Receiving Party**") in connection with this Agreement,

regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form. The Receiving Party shall (a) hold in confidence the Confidential Information of the Disclosing Party and refrain from disclosing the Confidential Information of the Disclosing Party to any third party without the express written consent of the Disclosing Party and (b) not use the Confidential Information of the Disclosing Party for any purpose other than as expressly permitted under this Agreement. Without limiting the foregoing, either Party shall not use the other Party's Confidential Information for any purpose other than performing the Sponsored Research and shall permit only those employees who have a need to know such Confidential Information to access such Confidential Information. The Receiving Party's obligations under this Section 6.1 shall continue throughout the Term and for ten (10) years following termination or expiration of this Agreement.

6.2 The confidentiality and non-use obligations set forth in Section 6.1 shall not apply to Confidential Information that the Receiving Party can demonstrate by competent written proof:

(i) was known by the Receiving Party without restriction prior to disclosure under this Agreement;

(ii) was lawfully disclosed to the Receiving Party by a third party without an obligation of confidentiality;

(iii) entered the public domain through means other than an unauthorized disclosure or other breach of this Agreement by the Receiving Party;

(iv) was independently developed by the Receiving Party without knowledge or use of or access to Confidential Information disclosed by the Disclosing Party under this Agreement; or

(v) was published or publicly disclosed in accordance with the terms of this Agreement.

6.3 Notwithstanding Section 6.1, limited disclosure of Confidential Information shall not be prohibited to the extent such Confidential Information is required to be produced under applicable law; provided that, to the extent permitted under applicable law, in such case the Receiving Party shall (a) promptly notify the Disclosing Party in writing of the existence, terms and circumstances of such required disclosure; (b) allow the Disclosing Party to offer its objections to the production of the applicable Confidential Information; (c) cooperate with the Disclosing Party to take legally available steps to limit such disclosure; (d) disclose only those portions of Confidential Information that the Receiving Party is, in the opinion of its counsel, legally obligated to disclose; and (e) seek confidential treatment for all Confidential Information so disclosed.

6.4 Promptly after expiration or termination of this Agreement, Institution shall return to Sponsor all Sponsor's Confidential Information in the possession or control of Institution (unless Sponsor requires Institution during the fifteen (15) days prior to the expiry or termination of the Agreement).

6.5 Institution shall be entitled to publish, present or otherwise disclose Research Results or other information and material resulting from the Sponsored Research for any purpose, subject to the terms and conditions of this Section 6.5. Notwithstanding the foregoing, Institution shall furnish the Sponsor with a final draft of any proposed publication, presentation or other public disclosure at least sixty (60) days in advance of the submission of such proposed publication, presentation or other public disclosure ("**Publication**") in order for the Sponsor to review and comment thereon, including to review for the possible inclusion in such Publication of Sponsor's Confidential Information disclosed to Institution. Institution shall consider Sponsor's suggestions for modifications as long as the neutrality and scientific character of the publication is not impaired and shall delete from its proposed Publication all Sponsor's Confidential Information that the other Party identifies and requests Institution to delete. Sponsor shall not be entitled to publish the Research Results (subject to the provisions of the license agreement possibly executed during the Negotiation Period in the event that Sponsor exercises the Option).

6.6 Institution shall not use Sponsor's name without Sponsor's prior written consent except that Institution may acknowledge Sponsor's funding of the Sponsored Research and any scientific contributions in scientific publications, in listings of sponsored research projects and for other academic purposes. Sponsor shall not use Institution's name, mark or symbol, or the name of any trustee, officer, faculty member, student or employee thereof, without Institution's prior written consent, except as required by applicable laws or as expressly consented under the License Agreement and/or under the Collaboration Agreement.

7 REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Institution shall comply with all laws, regulations and other legal requirements applicable in connection with the performance of the Sponsored Research, including but not limited to any legal requirements related to the use of animals in the Sponsored Research and use of cell lines, tissue, human clinical isolates or similar human-derived materials.

7.2 Institution makes no warranties, express or implied, as to (i) the completion, success or particular results of the Sponsored Research, or (ii) the condition, merchantability, or fitness for a particular purpose of the Research Results, or (iii) the fact that Institution Inventions will be generated in the performance of the Sponsored Research.

8 TERM AND TERMINATION

8.1 Unless earlier terminated in accordance with its terms, the Sponsored Research shall begin on the Effective Date and shall end upon the earlier of (a) the date of completion of all activities relating to the Sponsored Research 1 and Sponsored Research 2, as set forth in the Research Plans related to RP 1 and RP2 and (b) 31 December 2022 (unless the Parties mutually agree upon an extension of the Sponsored Research term). This Agreement shall be effective upon the Effective Date and shall expire upon the date of expiry of the Negotiation Period (or upon the expiry of the Option Period in the event that no option is exercised during such Option Period); the term of this Agreement is referred to as the "**Term**".

8.2 Either Party may terminate this Agreement effective upon written notice to the other Party, if the other Party breaches any of the terms or conditions of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof.

8.3 Sponsor may terminate this Agreement for any reason or for no reason upon thirty (30) days' prior written notice to Institution; provided that Sponsor shall not be entitled to send such notice to Institution during the 12 months period from the Effective Date.

8.4 If this Agreement terminates prior to its expiration, Institution shall be entitled to retain the payments made by Sponsor prior to termination; provided that, in the event that such payments are lower than [redacted] Sponsor shall pay to Institution within 30 days from the date of termination the difference between [redacted] and the amounts paid by Sponsor to Institution prior to the date of termination.

8.5 Termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accrued prior to termination or expiration hereof. The provisions of Sections 4.1, 4.2, 5.1, 5.7, 6, 7, 8.4, 9, 10.1 and 10.6 shall survive such termination.

9 GOVERNING LAW AND ARBITRATION

9.1 This Agreement shall be governed by and construed in accordance with the laws of Italy, without regard to the conflicts of law principles thereof.

9.2 Any dispute, controversy or claim initiated by either Party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing), shall be finally resolved through arbitration by a panel of three (3) arbitrators appointed under the Rules of the International Court of Arbitration of the International Chamber of Commerce of Paris (the "**Rules**"), which both Parties declare to know and accept. Each Party shall appoint one arbitrator and the two thus-appointed arbitrators shall appoint the third arbitrator, who shall act as chairman of the panel. In case of disagreement, the third arbitrator shall be appointed by the Chairman of the International Chamber of Commerce, in accordance with the provisions of the Rules. Where necessary the Chairman of the International Chamber of Commerce shall also appoint an arbitrator on behalf of the Party that has failed to appoint its arbitrator within the deadline set forth by the Rules. The seat of the arbitration shall be Milan, Italy. Any such arbitration shall be conducted in the Italian language, without prejudice to the Parties right to file documents in the English or other foreign language, along with the relevant certified translation into Italian English or to hear witness in languages other than Italian provided that a simultaneous translation is offered to the panel. Any award issued by the arbitration panel shall binding upon the Parties and the arbitration shall be "rituale" in its nature. The arbitration shall be conducted in accordance with the Rules and the Parties hereby declare that the Emergency Arbitrators Provisions shall not apply between them. The award rendered by the arbitrators may be challenged on the grounds of breach of rules of law (impugnazione per violazione

delle regole di diritto) pursuant to Article 829 (Casi di nullità), third paragraph, of the Italian Code of Civil Procedure.

9.3 Any other dispute which may not be submitted to the arbitration proceeding pursuant to Section 9.2 above, including those relating to injunctive reliefs and provisional and/or urgent measures and payment injunctions (decreto ingiuntivo) shall be devoted to the exclusive jurisdiction of the Court of Milan.

10 MISCELLANEA

10.1 No rights hereunder may be assigned by either Party, directly or by merger or other operation of law, without the express written consent of the other Party; provided that Sponsor may assign this Agreement to an Affiliate and to the sole and limited extent that such Affiliate is assigned also the License Agreement and the Collaboration Agreement. Any prohibited assignment of this Agreement or the rights hereunder shall be null and void. No assignment shall relieve either Party of responsibility for the performance of any obligations which accrued prior to such assignment.

10.2 No change, modification, or addition or amendment to this Agreement (including to the Research Plans attached herewith), or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the Parties to this Agreement.

10.3 A waiver by either Party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

10.4 Nothing herein shall be deemed to establish a relationship of principal and agent between Institution and Sponsor, nor any of their agents or employees, nor shall this Agreement be construed as creating any form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties or their permitted assigns any benefits, rights or remedies.

10.5 All communications hereunder shall be in writing, electronic mail or by confirmed fax, and shall be deemed to have been duly given (a) upon personal delivery, (b) upon deposit with a recognized courier with next-day delivery instructions, (c) one (1) business day after sending, if sent by electronic mail and no delivery failure notification has been received or (d) upon confirmation of transmission, if sent by confirmed fax, to the address or fax number set forth below or such other address or fax number as either Party may specify by notice sent in accordance with this Section 9.5:

If to Institution:

[redacted]

[redacted]

If to Principal Investigators:

[redacted]

[redacted]

If to Sponsor:

[redacted]

10.6 This Agreement shall be construed and governed in accordance with the laws of Italy, without giving effect to conflict of law provisions.

10.7 This Agreement, including the exhibits hereto embody the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both Parties. Solely for the avoidance of doubt, the activities to be carried out under this Agreement (in accordance with the Research Plan) shall not be regarded as comprised within the definition of Research Activities as set forth in the Collaboration Agreement (which shall not apply to regulate the Research Program 1 and the Research Program 2).

10.8 This Agreement may be executed in more than one counterpart, each of which shall be deemed an original but all such counterparts taken together shall constitute one and the same agreement.

11 ADDITIONAL COVENANT

[redacted]

[redacted]

[redacted]

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Agreement as of the Effective Date.

Genenta Science S.r.l.	Ospedale San Raffaele S.r.l.
By: Pierluigi Paracchi Firmato digitalmente da Pierluigi Paracchi Data: 2021.02.11 17:41:12 +01'00'	By: [signature]
Name:	Name: Elena Bottinelli
Title: CEO	Title: CEO
Date:	Date: February 12th 2021

Exhibit A

SPONSORED RESEARCH 1

RESEARCH PLAN (years 21-22) - [redacted]

1. **Detecting Temferon-expressing TEMs/myeloid cells in GBM**
   We will investigate the use of RNAscope to detect Temferon-expressing TEMs/myeloid cells in our GBM mouse models. These studies will be first performed on cryo or paraffin-fixed GBM sections using probes specific for mouse Tie2 and the vector DHFR transgene to assess detectability of LVTie2-expressing TEMs in the GBM context (the universal WPRE lentiviral vector probe cannot be used in our main GBM model) (Part A). If satisfactory, further studies will be performed on tumors (including GBM) models grown in immunodeficient mice reconstituted with Temferon-transduced human CD34+ cells and probed with a universal WPRE lentiviral vector probe to assess detection of Temferon-expressing human TEMs in the tumor context (Part B). *Timeline: 6 months for Part a + 12 months for Part B*

2. **Exploring combination between Temferon and GBM-targeting CAR T cells**
   We will explore the synergistic effect of CAR T cells and TEM-mediated IFN-gene therapy in our GBM model taking advantage of 2 GBM-directed CARs, i.e. anti-GD2 and anti-B7H3, rationally selected because: 1) they are undergoing early clinical testing in GBM patients; 2) they cross react with the mouse orthologue target; 3) their target is expressed in our GBM model. Different routes of administration of CAR T cells, e.g. intravenous and intratumor, will be investigated to evaluate recruitment and activity improvements provided by TEM gene therapy in different settings of invasiveness towards the clinical translation.
   In view of an extension of Temferon indications, we can also exploit the broad expression of the 2 identified targets in different tumor types and models to test the combination in other disease settings at the preclinical level. *Timeline: 24 months*

Budget requested

[redacted]

SPONSORED RESEARCH 2

RESEARCH PLAN (years 21-22)[redacted]

Title: Exploratory Endpoints of the Temferon studies towards acquiring additional evidence for biological activity

1. Dosing of IFNa

IFNa dosing in body fluids (including blood, bone marrow and CSF) by ELISA is emerging as an informative test to establish dose-effect relationships, in combination with vector copy number and IFN responsive gene expression assessments (the latter two already being included in the study budget). This budget considers a total of 100 samples per year from the TEM-GBM trial, with an average of 6 samples per patient, including the tests already run during 2019 and 2020.

2. Single cell RNA sequencing and TCR sequencing

Single cell RNA sequencing is rapidly becoming the state-of-the-art for unbiased and comprehensive characterization of complex cell populations, such as those found in tumor microenvironments. Its successful implementation requires advanced technical, bioinformatics and computational skills, all of which have been established at SR-TIGET and in the Gentner laboratory during the past years bringing this revolutionary technology within the reach of Genenta. Cost per sample is [redacted] and comprises sample preparation (purification of subpopulation, death cell removal), 10x library preparation for transcriptome and targeted cell receptor sequencing, next generation sequencing to adequate depth and a basic bioinformatic analysis.

For the TEM-GBM study, we have already sequenced a total of 18 samples, with a request for reimbursal of [redacted] (total cost of [redacted] of materials directly ordered by Genenta)

- GBM01002 second surgery: 7 samples (2x PB baseline, 2x PB post Temferon, 3x tumor infiltrate)
- GBM01006 second surgery: 8 samples (1xPB baseline, 1xPB post Temferon, 3x progressed tumor infiltrate, 3x stable tumor infiltrate, 1x CD45-neg progressed)
- GBM01008 second surgery: 3 samples (2x CD45+ tumor infiltrate, 1x CD45-neg tumor infiltrate)

For the year 2021, we project an additional 20 samples to be subjected to scRNAseq within the TEM-GBM study, as follows. 10 tumor controls (from 3-4 patients that have not received Temferon) and 10 tumors from Temferon patients (from 3 additional second surgeries from patients enrolled in the TEM-GBM study).

For the year 2022, we project an additional 15 samples to be subjected to scRNAseq Samples will be primarily derived from the TEM-GBM trial, with the possibility to assign some analysis slots for a potential third indication.

3. Additional Studies

These include accessory studies in support of single cell RNA sequencing, including but not limited to flow cytometry, exploratory immunohistochemistry/immunfluorescence analysis using new markers detected in single cell analysis, development of Cite-Seq (e.g. with the Tie2 antibody), RNA sequencing analysis of

additional material, e.g. CSF or locally sampled blood from tumor-draining samples, genetic profiling of GBM tumors and cloning of tumor-specific TCRs.

[redacted] Budget summary 2021

Dosing of IFNa in blood, bone marrow and CSF	[redacted]
Already performed scRNAseq/TCR analysis on second surgery samples	[redacted]
New scRNAseq/TCR analysis on TEM-GBM (2021)	[redacted]
Additional studies	[redacted]
Subtotal [redacted] 2021	[redacted]

[redacted] Budget summary 2022

Dosing of IFNa in blood, bone marrow and CSF	[redacted]
scRNAseq/TCR analysis	[redacted]
Additional studies	[redacted]
	[redacted]
Subtotal [redacted] 2022	[redacted]

Total budget request 2021 [redacted]

Of which [redacted]

Total budget request 2022 [redacted]

Of which [redacted]

Exhibit B

Payment Schedule

The overall consideration for the Sponsored Research is equal to [redacted]

Such amount shall be paid by Sponsor to Institution as follows:

- [redacted]
- [redacted]
- [redacted]
- [redacted]
- [redacted]
- [redacted]
- [redacted]

[redacted]